Exhibit 99.2

FOR IMMEDIATE RELEASE	NR07-26

DYNEGY HOLDINGS INC. ANNOUNCES COMPLETION OF REFINANCING TRANSACTIONS

HOUSTON (May 24, 2007) – Dynegy Inc. (NYSE:DYN) today announced the completion of two previously announced refinancing transactions by the company’s wholly owned subsidiary, Dynegy Holdings Inc. (DHI), specifically relating to the issuance of $1.65 billion of senior unsecured notes and the provision of $750 million in incremental capacity under the company’s senior secured credit facility.

Senior Unsecured Notes

The $1.65 billion notes offering includes two tranches: $1.1 billion of 7.75 percent Senior Unsecured Notes due 2019 and $550 million of 7.5 percent Senior Unsecured Notes due 2015.

DHI will utilize the net proceeds of the $1.65 billion offering of senior unsecured notes, after deducting fees and expenses, to repay approximately $1.6 billion of the $1.8 billion of net debt (debt less restricted cash and investments) of the entities acquired by Dynegy in the LS Power combination and which were subsequently contributed by Dynegy to DHI. The debt repayment covers the outstanding debt under the LSP Gen Finance, Kendall and Ontelaunee facilities.

The senior unsecured notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Senior Secured Credit Facility

The size of DHI’s $1.32 billion senior secured credit facility has been increased by an additional $750 million. The incremental capacity replaces the $750 million of credit capacity that was assumed in connection with Dynegy’s combination with LS Power, and thus does not reflect any change in Dynegy’s overall liquidity requirements.

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DYNEGY HOLDINGS INC. ANNOUNCES COMPLETION OF REFINANCING TRANSACTIONS	NR07-26
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The amended facility increases the $850 million revolving credit portion of the facility to $1.15 billion and increases the $400 million term letter of credit portion of the facility to $850 million. The revolving credit portion of the facility matures in April 2012 and the term letter of credit facility matures April 2013. A separate $70 million tranche of the senior secured credit facility remains unchanged.

Under the amended facility, term loans will bear interest at the relevant Eurodollar rate plus a current ratings-based margin of 150 basis points or the base rate plus a current ratings-based margin of 50 basis points. The margin related to the revolving credit facility, based on current ratings, is 150 basis points, but is subject to decrease upon meeting specified improvements in credit ratings for the facility.

Both the revolving credit facility and the term letter of credit facility are available for general corporate purposes and to support activities of certain subsidiaries of Dynegy and DHI.

About Dynegy Inc.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of approximately 20,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning uses of the senior unsecured notes, expectations, uses, purposes and benefits of the credit facility, a decrease in margin should Dynegy meet specified improvements in credit ratings for the facility, and if Dynegy will meet said specified improvements. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Moreover, Dynegy cannot assure you that the use of the credit facility will be available for purposes described above. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2006 and its Form 10-Q for the quarter ended March 31, 2007, all of which are available free of charge on the SEC’s web site at www.sec.gov.

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